                      SCIENTIFIC ADVISORY BOARD AGREEMENT

     This Agreement, effective as of September 1, 2003 (the "Effective Date"), is made between Synta Pharmaceuticals Corp. (the "Company"), a Delaware corporation, and Judah Folkman, MD (the "Consultant").

                                    RECITALS

     WHEREAS, the Consultant is a member of the faculty at HARVARD MEDICAL SCHOOL ("HMS") and appointed at CHILDREN'S HOSPITAL Boston ("CHILDREN'S HOSPITAL" or "the Institution"), which permit the Consultant to perform limited consulting services for companies;

     WHEREAS, the Company desires that the Consultant provide advice and assistance to the Company in his or her area of expertise; and

     WHEREAS, the Consultant desires to provide such advice and assistance to the Company under the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Consultant hereby agree as follows:

     1.   SERVICES.
          --------

          a. The Consultant shall render to the Company or its designee such consulting services as the Company may mutually agree from time to time (the "Services"); provided, however, that the Consultant shall not be required to devote more than FIVE (5) days per month in the provision of such Services. Meetings with Consultant shall be scheduled as mutually convenient. Consultant may, but shall not be required to, participate by conference telephone. The Company shall provide the Consultant with reasonable prior notice of any Services the Company requires. The Consultant shall use reasonable efforts not use any facilities, funds, or equipment owned or administered by the Institution in the performance of the Services, except with the prior written consent of the Company and in accordance with all applicable policies of the Institution.

          b. It is understood that the purpose of the Consulting is to provide periodic review and advice relevant to certain Company matters, and that neither Consultant nor Company will benefit if Consultant provides inaccurate advice or commentary based on insufficient information. To that end, Company shall provide Consultant, in advance of meetings, with accurate, unbiased and sufficient information for him to review the subject matter thereof, and shall promptly provide further information that Consultant reasonably deems relevant to forming any pertinent conclusions relevant to the matter for discussion. It is expressly understood that Consultant has no fiduciary obligation to Company, but instead a contractual one described by the terms of this Agreement; that his role is to provide independent advice uninfluenced by commercial concerns; and that service as a Consultant does not require him to be an advocate for Company or its products in any forum, public or private. Company expressly agrees that under no circumstances will this role be compromised or inaccurately represented.

2.       COMPENSATION.

          2.1 CONSULTING FEES. The Company shall pay to the Consultant a consulting fee in the amount of $50,000.00 per annum for performance of the Services. Such fees shall payable in four (4) equal calendar quarter installments of twelve thousand five hundred dollars ($12,500.00) each, beginning on SEPTEMBER 1, 2003.

          2.2 STOCK OPTIONS. The Company will issue to the Consultant a non-qualified stock option to purchase 100,000 shares of the common stock of the Company, $.0001 par value per share, at a purchase price of $2.7108 per share, such option to vest as follows: 25% vesting on the first anniversary of the grant date of the option (the grant date being the actual date when the Company's Board of Directors grants the option to the Institution) and thereafter 6.25% vesting per quarter over the following three (3) year period, provided that this Agreement remains in effect on the date in which vesting occurs. The option will be subject to the terms and conditions of the Company's 2001 Stock Plan (as amended on August 21, 2002), and shall have additional terms and conditions, as set forth on the stock option agreement certificate to be provided to the Consultant following the grant. Company understands that it is Consultant's intention immediately to transfer such options to Children's Hospital Boston or Children's Medical Center Corporation, pursuant to a transfer agreement approved by the Company, and hereby consents to such transfer.

          2.3 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Consultant for reasonable travel and other out-of-pocket expenses incurred by the Consultant in the performance of the Services, provided that the Consultant shall have submitted to the Company written expense statements and other supporting documentation in a form that is reasonably satisfactory to the Company. Company will accommodate Consultant's request to arrange, at Company's expense, for all of his travel and accommodations in connection with such meetings if they occur outside the Boston metropolitan area. If Consultant makes such arrangements, the Company shall provide the Consultant with a check for any amounts due under this Section within thirty (30) days after the Company receives satisfactory documentation. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $1,000 per occurrence without the prior written approval of the Company.

          2.4 NO BENEFITS. The Consultant acknowledges and agrees that the Company will not provide the Consultant with any employee benefits, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments. The Consultant is an independent contractor and not an employee of the Company. Notwithstanding the foregoing, Company shall indemnify, defend and hold harmless Consultant, and CHILDREN'S HOSPITAL, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys' fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of this Agreement (including, but not limited to, actions in the form of tort, warranty, or strict liability), except to the extent caused by the Consultant's misconduct or negligence.

3.   TERM AND TERMINATION.

     3.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect for a period of one (1) year, unless earlier terminated as provided in this Article 3; provided, however, that the term of this Agreement shall automatically extend for additional one-year periods until the Consultant gives the Company written notice that the Agreement will not continue, which notice must be received by the Company at least sixty (60) days prior to the expiration of the term.

     3.2 TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement for any reason upon sixty (60) days prior written notice to the Consultant.

     3.3 TERMINATION WITH CAUSE. In the event that a party commits a material breach of its obligations under this Agreement, the other party may terminate this Agreement upon sixty (60) days prior written notice to the party in breach, unless the breach is cured within such sixty-day notice period. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon written notice if either party breaches or threatens to breach any provision of
Article 4 or Sections 6.5 or 6.6..

     3.4 SURVIVAL. The following provisions shall survive the expiration or termination of this Agreement: Articles 4 and 5; Sections 6.5., 6.6.,
6.10., and 6.12.

4.   CONFIDENTIAL INFORMATION AND PROPRIETARY MATERIALS.

     4.1  CONFIDENTIAL INFORMATION.

          4.1.1 DEFINITION OF CONFIDENTIAL INFORMATION. Confidential Information shall mean, subject to the exceptions below, any technical or business information furnished by the Company to the Consultant in connection with this Agreement or developed by the Consultant within the scope and in the course of performing the Services. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

          4.1.2 OBLIGATIONS. The Consultant shall

     (a)  maintain all Confidential Information in strict confidence;

     (b) use all Confidential Information solely for the purpose of providing the Services as requested by the Company; and

     (c) reproduce the Confidential Information only to the extent necessary for providing the Services as requested by the Company, with all such reproductions being considered Confidential Information.

Notwithstanding anything herein to the contrary, Company agrees that it shall not disclose to Consultant any information which is Company Confidential
Information: (i) except to the extent necessary for Consultant to fulfill his obligations to Company under this Agreement; or (ii) unless Consultant has agreed in writing to accept such disclosure. All other information and communications between Company and Consultant shall be deemed to be provided to Consultant by Company on a non-confidential basis. Company agrees that Consultant shall not be liable to Company or to any third party claiming by or through Company for any unauthorized disclosure or use of Company Confidential Information which occurs despite Consultant's compliance with his obligations under this Agreement.

          4.1.3 EXCEPTIONS. The obligations of the Consultant under
Section 4.1.2. above shall not apply to the extent that such information

     (a) was in the public domain prior to the time of its disclosure under this Agreement;

     (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Consultant;

     (c) was independently developed or discovered by the Consultant or others ;

     (d) is or was disclosed to the Consultant at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Company and having no obligation of confidentiality with respect to such Confidential Information;

     (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order. To the extent practicable the consultant shall provide Company with prior notice of such disclosure and cooperate with Company in taking reasonable steps to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure;

     (f) in the case of information prepared by Consultant, is encompassed within and derived from Consultant's academic and professional commitments to CHILDREN'S HOSPITAL, HMS, and/or any other consulting or research engagement, provided that Confidential Information described in this clause (f) which constitutes Inventions shall be subject to the intellectual property provisions of Section 5 of this Agreement

     4.2  PROPRIETARY MATERIALS.

          4.2.1 DEFINITION OF PROPRIETARY MATERIALS. "Proprietary Materials" shall mean any tangible chemical, biological, or physical research materials furnished by the Company to the Consultant in connection with this Agreement and any such materials developed by the Consultant solely in the course of performing the Services. (If such materials developed by Consultant are also subject to CHILDREN'S HOSPITAL policies, they shall not be considered Proprietary Materials for purposes of this Section 4, but will instead be governed by the principles stated in Section 5, and Company shall have an option to their use as stated therein.) In the case of biological materials, Proprietary Materials shall also include other materials ordinarily engendered by the original materials, including without limitation any progeny derived from a cell line (including naturally occurring mutants), monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced by a cell line, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from any source material included in the original materials.

          4.2.2 LIMITED USE. The Consultant shall use Proprietary Materials solely for the purpose of providing the Services as requested by the Company. The Consultant shall use the Proprietary Materials only in compliance with all applicable governmental laws and regulations, and not for any IN VIVO experiments on human subjects.

          4.2.3 LIMITED DISPOSITION. The Consultant shall not transfer or distribute any Proprietary Materials to any third party without the prior written consent of the Company.

     4.3 RETURN OF CONFIDENTIAL INFORMATION AND PROPRIETARY MATERIALS. Upon the termination of this Agreement, or earlier at the request of the Company, the Consultant shall return to the Company all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Consultant, except that Consultant may retain one copy, on a completely confidential basis, for archival purposes. Upon the termination of this Agreement, or earlier at the request of the Company, the Consultant shall at the instruction of the Company either destroy or return any unused Proprietary Materials that remain in his or her possession.

     4.4 SURVIVAL OF OBLIGATIONS. The obligations set forth in this Article 4 shall remain in effect for a period of ten (10) years after termination of this Agreement, except that the obligations of the Consultant to return Confidential Information and to return or destroy Proprietary Materials shall survive until fulfilled.

5.   INTELLECTUAL PROPERTY.

     5.1 Consultant and CHILDREN'S HOSPITAL understand and acknowledge that Company will be providing access to proprietary and valuable information that Consultant might otherwise not receive. In addition, those parties also understand that should Consultant, in the course of his advice, invent or participate in inventing modifications or improvements to Company technology, Company reasonably seeks to secure such improvements for its own use and practice. At the same time, Company understands and acknowledges that Consultant has pre-existing and on-going obligations to HMS, CHILDREN'S HOSPITAL, and the sponsors of research at CHILDREN'S HOSPITAL (including obligations under grants, contracts and collaborative agreements, generally). These obligations include a duty on the part of Consultant to disclose and assign to CHILDREN'S HOSPITAL any inventions or other proprietary rights arising during the course of such employment or medical staff membership and any overlapping consulting arrangements (including this Agreement), and an obligation to ensure that any consulting agreement he enters into is not in conflict with the CHILDREN'S HOSPITAL Policy on Inventions and Intellectual Property or in conflict with other HMS or CHILDREN'S HOSPITAL commitments, such as Consultant's obligation to publish research results.

     5.2 In order to enter into this Agreement with Consultant, Company therefore further acknowledges and agrees that in the event that any conflict should arise between the duties set forth in this Agreement and Consultant's obligations to HMS, CHILDREN'S HOSPITAL or sponsors of research at CHILDREN'S HOSPITAL, Consultant shall necessarily notify

CHILDREN'S HOSPITAL immediately, and that Consultant's obligations to CHILDREN'S HOSPITAL and sponsors of research at CHILDREN'S HOSPITAL shall take precedence over the terms of this Agreement.

     5.3 However, the parties agree that it is mutually beneficial that Consultant be able to participate fully in his role as an adviser, as stated herein, without being obligated to constrain his comments or contributions based upon the complexities of applying these conflicting obligations to intellectual property ownership. Therefore, in order to reconcile these obligations, and promote Consultant's participation, during the term of this Agreement Consultant shall promptly report and simultaneously disclose to CHILDREN'S HOSPITAL and to the President of Company, or his or her designee, all inventions, improvements, modifications, discoveries, methods and developments, whether patentable or not, made or conceived by Consultant, or by employees or agents of Company under Consultant's direction, during the performance of this Agreement that result directly from Confidential Information provided by Company pursuant to this Agreement and either embody Company technology or are reduced to practice as a modification or improvement to Company technology (hereby designated "Inventions"). Ownership of such Inventions, and any patent rights related thereto, shall reside with CHILDREN'S HOSPITAL, if the Consultant is the sole inventor and the Invention is covered by applicable CHILDREN'S HOSPITAL policies, jointly between CHILDREN'S HOSPITAL and the Company if the Consultant is not the sole inventor, but the Invention is covered by applicable CHILDREN'S HOSPITAL policies, or otherwise with Company. If ownership lies solely or jointly with CHILDREN'S HOSPITAL, then, provided such Inventions are not subject to prior conflicting obligations to sponsors of research at CHILDREN'S HOSPITAL, Company shall have an exclusive option, for 120 days following notice of Consultant's disclosure, to negotiate an exclusive world-wide license, on reasonable terms customary for CHILDREN'S HOSPITAL, to use, practice, license and sublicense rights under patents claiming such Inventions within a mutually agreed field of use. (While the parties believe that conflicting obligations to research sponsors are unlikely, it is conceivable that in the course of such sponsored research Inventions useful to Company may emerge; rather than forego disclosing such fortuitous inventions to Company, to the extent permitted by such sponsorship and related agreements Consultant and CHILDREN'S HOSPITAL will endeavor to disclose and license such Inventions pursuant to this Agreement.)

     5.4 THIRD-PARTY INTELLECTUAL PROPERTY. The Consultant acknowledges that the Company does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Consultant may have acquired from or developed for any third party, including the Institution ("Third-Party IP"). The Company agrees that in the course of providing the Services, the Consultant shall not be required to use or disclose any Third-Party IP, including without limitation any intellectual property of (i) any former or current employer, (ii) any person for whom the Consultant has performed or currently performs consulting services, or (iii) any other person to whom the Consultant has a legal obligation regarding the use or disclosure of such intellectual property.

     5.5 Notwithstanding any other provision of this Agreement, Company understands that Consultant has primary professional, academic and ethical obligations arising in connection with his positions at HMS and CHILDREN'S HOSPITAL, and that Consultant is subject to policies of those institutions which protect academic freedom and preserve ownership of intellectual property rights. Company agrees that Consultant shall be free to publish within the scope of his professional and academic duties with respect to his participation as a Consultant, provided that he does not reveal Confidential Information. Company therefore agrees that in the course of his professional and academic duties, Consultant may discuss such participation at conferences, with colleagues, and with students, residents and fellows as he deems appropriate. In either context, as well as in the scope of his duties under this Agreement, Consultant shall be free to conduct himself without restraint or improper influence, in accordance with HMS and Institutional academic, ethical and publication standards. Solely in order to permit Company an opportunity to determine if Confidential Information or Inventions are therein improperly disclosed, Consultant agrees to use reasonable efforts to (i) provide to Company at least thirty days in advance of submission to a journal any substantially complete manuscript that includes such Confidential Information; (ii) provide notice to Company no later than five working days before submission for publication or to a conference of any substantially final abstract referring to such Confidential Information; and (iii) notify Company thirty days in advance of any conference at which such Confidential Information can foreseeably be revealed. If within that thirty-day period Company requests a delay in publication so that a patent may be filed on Inventions disclosed in the manuscript, Consultant will delay publication for up to an additional sixty days (not to exceed a total of ninety days from the initial submission of a manuscript to Company). Company agrees to hold all such submissions and information in confidence pending publication. Company agrees to notify Consultant promptly if any action is necessary to delete Confidential Information. Company has no other right to request alteration or deletion of any portion of the manuscript or abstract.

6.   MISCELLANEOUS.

     6.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     6.2 HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

     6.3 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors, assigns, heirs, and personal representatives.

     6.4 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

     6.5 NO CONFLICT OF INTEREST. The Consultant and Company mutually represent that to the best of their knowledge neither currently has any agreement with, or any other obligation to, any third party that conflicts with the terms of this Agreement. The parties agree that they shall not intentionally enter into any such agreement.

     6.6 COMPLIANCE WITH INSTITUTIONAL POLICIES. The Company recognizes that as a faculty member of the Institution, the Consultant is responsible for ensuring that any consulting agreement the Consultant enters into with a for-profit entity is not in conflict with the intellectual property, consulting, conflict-of-interest, and other policies of the Institution. The Consultant represents that to the best of his knowledge this Agreement complies with all such policies in effect on the Effective Date. The Consultant further represents that to the best of his knowledge he or she has made all required disclosures to the Institution and has obtained all necessary approvals of this Agreement from the appropriate authorities at the Institution.

     6.7 NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized national overnight courier, or confirmed facsimile transmission, or upon the date sent if mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

If to Consultant:                              If to Company:

Judah Folkman, M.D.                            Synta Pharmaceuticals Corp.
Children's Hospital Boston                     45 Hartwell Ave.
Department of Surgery, Hunnewell - 1           Lexington, MA 02421
300 Longwood Avenue                            Attn.: Chief Executive Officer
Boston, MA 02115

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

     6.8 AMENDMENT AND WAIVER. This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

     6.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflict of laws principles.

     6.10 SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. To the extent this Agreement may be construed in accordance with the laws of any state that limits the assignability to the Company of certain inventions, this Agreement shall be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such state limitation.

     6.11 EQUITABLE RELIEF. The parties acknowledge that the restrictions contained in this Agreement are necessary and reasonable, and that breach thereof may cause irreparable harm to the other party. Therefore, in addition to any other remedies that may be available, the aggrieved party may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any obligations under this Agreement.

     6.12 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.

     6.13 Company shall not use Consultant's name or depiction, or the name, logos, trademarks, or depictions of CHILDREN'S HOSPITAL, HMS, or any officer, director, employee, appointee, medical staff member of employee of either, or any adaptation thereof, in any promotional, advertising or marketing literature, or in any other way without the prior written consent of CHILDREN'S HOSPITAL, the individual, or HMS, as appropriate, provided however that in neutral circumstances that do not imply endorsement or advocacy, or otherwise misrepresent the terms of this Agreement or Consultant's role, Company may accurately state that Consultant is a Scientific Advisory Board member and consultant to Company, and list his professional degrees and titles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument effective as of the date first written above.

SYNTA PHARMACEUTICALS CORP.



By: /s/ SAFI BAHCALL
   ---------------------------------
Name:  Safi Bahcall, Ph.D.
Title:  Chief Executive Officer


JUDAH FOLKMAN, MD



   /s/ JUDAH FOLKMAN
   ---------------------------------


Accepted and Agreed:


CHILDREN'S HOSPITAL BOSTON



By: /s/ DONALD P. LOMBARDI
   ---------------------------------
     Donald P. Lombardi
     Chief Intellectual Property Officer